Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Advanta Corp.:
We consent to the incorporation by reference in the registration statement on Form S-3 of Advanta Corp. of our reports dated March 6, 2006, with respect to the consolidated balance sheets of Advanta Corp. and subsidiaries as of December 31, 2005 and 2004, the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Advanta Corp., and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Philadelphia, Pennsylvania
August 18, 2006

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